Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) pertaining to the Medarex, Inc. 2005 Equity Incentive Plan of our reports dated February 27, 2007, with respect to the consolidated financial statements of Medarex, Inc., Medarex, Inc.’s managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Medarex, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
November 7, 2007